Exhibit 99.1

Infinity Pharmaceuticals Augments Board of Directors with Appointment of Richard Gaynor, M.D.

CAMBRIDGE, Mass., March 17, 2020 -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) announced today the appointment of Richard Gaynor, M.D. to its Board of Directors, effective March 16, 2020.

“We are thrilled to have Dr. Gaynor join the board as we advance IPI-549 to important data readouts,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “Richard’s tremendous expertise, first as a practicing academic oncologist and then as a seasoned pharma executive at Lilly and Neon Therapeutics, is particularly well suited to help guide the advancement of our IPI-549 clinical programs across a wide range of indications and treatment regimens. We look forward to Dr. Gaynor’s engagement as we approach a number of important clinical data milestones.”

“I am excited to join the board of directors at Infinity to help advance IPI-549 as the first selective PI3K-gamma inhibitor targeting immune suppressive myeloid cells”, said Dr. Gaynor. “There is increasing evidence that blocking this pathway may play a crucial role in improving outcomes in patients who are unresponsive or refractory to current immunotherapy treatments. Infinity’s current trials are well positioned to demonstrate the importance of targeting the immune suppressive myeloid compartment in overcoming the limitations of immune therapies and improving outcomes for patients.”

Richard Gaynor, M.D. is currently the President of Research and Development for Neon Therapeutics (NasdaqGS: NTGN), a biotechnology company developing novel neoantigen-targeted T cell therapies. Prior to his tenure at Neon Therapeutics, Dr. Gaynor spent 15 years in a series of senior roles at Lilly Oncology, most recently as Senior Vice President Clinical Development and Medical Affairs, where he chaired the Lilly Oncology Research and Development Committee and helped oversee a variety of collaborations, including with Bristol-Myers Squibb, Merck, AstraZeneca and GE. Prior to that role, Dr. Gaynor also led preclinical and early clinical oncology research at Eli Lilly. Dr. Gaynor began his career in academia, spending nine years on the faculty at UCLA School of Medicine, followed by 11 years on the faculty at the University of Texas Southwestern Medical School, including time serving as the chief of hematology-oncology and director of the Simmons Cancer Center. He holds an M.D. from the University of Texas Southwestern Medical School and, following his residency in internal medicine there, he completed fellowship training in hematology-oncology at the UCLA School of Medicine. He is the author of nearly 150 publications and participates on numerous advisory boards and committees, including the American Association of Cancer Research, the Stand Up To Cancer scientific advisory committee, and the Damon Runyon Cancer Research Foundation. Dr. Gaynor also serves on the board of directors of Alkermes plc.
About Infinity and IPI-549
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of IPI-549 combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of IPI-549 plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019 Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with other cancer therapies; clinical trial enrollment and data presentation timelines; and the company's ability to execute on its strategic plans. Management's expectations and such forward-looking statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations, including the risks described under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company's website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-430-7577
arr@lifesciadvisors.com